UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

Excel Trust, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following disclosures were included in a Current Report filed on Form 8-K dated July 21, 2015:

On or about June 5, 2015, Excel Trust, Inc. (the “Company”) mailed a definitive proxy statement relating to a special meeting of stockholders of the Company scheduled to be held on July 28, 2015 for the purpose of acting on the following matters: (i) to consider and vote on a proposal to approve the merger of the Company with and into BRE Retail Centers Corp, which we refer to as the merger, and the Agreement and Plan of Merger, dated as of April 9, 2015 and as may be amended from time to time, among the Company, BRE Retail Centers Holdings LP, BRE Retail Centers Corp, BRE Retail Centers LP and Excel Trust, L.P., which we refer to as the merger agreement, (ii) to consider and vote on a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger and (iii) to consider and vote on a proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger and the merger agreement.

As described in the definitive proxy statement under the heading “The Mergers — Litigation Related to the Mergers,” a purported class action lawsuit related to the merger agreement was filed in the Superior Court of the State of California, County of San Diego, and three other lawsuits were filed in the Circuit Court for Baltimore City, Maryland. On May 29, 2015 and June 2, 2015, two additional lawsuits were filed in the Circuit Court for Baltimore City, Maryland. On June 19, 2015, the California action was dismissed. The five Maryland lawsuits were subsequently consolidated into a single proceeding captioned Branagan v. Excel Trust, Inc., Case No. 24-C-15-002142. In the operative complaint, the lead plaintiff in the consolidated Maryland litigation requested that the Company make certain supplemental disclosures. On July 15, 2015, the lead plaintiff filed a motion seeking to preliminarily enjoin the stockholder vote scheduled for July 28, 2015 unless supplemental disclosures are made. The Company strongly believes that its disclosures in the definitive proxy statement are appropriate and adequate under applicable law. Further, the Company believes these lawsuits are wholly without merit, and intends to vigorously defend against the remaining claims that have not yet been dismissed. Nevertheless, in order to lessen the risk of any delay of the closing of the proposed merger as a result of the litigation, the Company has decided to make available to its stockholders certain additional information in connection with the proposed merger and the proposed merger of BRE Retail Centers LP with and into Excel Trust, L.P., which we refer to as the partnership merger and, together with the merger, as the mergers. The additional information is set forth below and should be read in conjunction with the definitive proxy statement.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

The disclosures below should be read in connection with the definitive proxy statement, which should be read in its entirety. To the extent that information herein differs from or updates information contained in the definitive proxy statement, the information contained herein supersedes the information contained in the definitive proxy statement. Defined terms used but not defined herein have the meanings set forth in the definitive proxy statement.

The following supplemental disclosure is added following the second sentence of the fifth full paragraph on page 33 of the definitive proxy statement concerning the Background of the Mergers:

This draft merger agreement contained, among other provisions, a provision which would allow holders of OP Units to elect to either receive the same cash consideration in exchange for their OP Units that would be payable to the company’s stockholders or to convert their OP Units into units of a newly created Delaware limited liability company that provided an unspecified return from the surviving partnership, and for all outstanding shares of restricted stock to become fully vested in connection with the transaction. The draft also provided that the corporate officers of the company prior to the merger would be the initial corporate officers of the surviving company after the merger.

The following supplemental disclosure is added as a new paragraph following the second full paragraph on page 34 of the definitive proxy statement concerning the Background of the Mergers:

On March 19, 2015, during a call from Mr. Plumb to a representative of Party A, Mr. Plumb informed Party A that there was another bidder interested in acquiring the company, but that the company had not received an offer from the other bidder. Mr. Plumb did not identify Blackstone as the other bidder. The representative from Party A indicated that Party A would match any offer to acquire the company, except for what Party A described as a “crazy number like $20” per share.

The following supplemental disclosure shall amend and restate in its entirety the third full paragraph on page 34 of the definitive proxy statement concerning the Background of the Mergers and add the following paragraph:

Later on March 19, 2015, Mr. Sabin received a telephone call from Mr. Meghji, during which Mr. Meghji communicated Blackstone’s non-binding offer to acquire the company for $15.25 per share of common stock, payable in cash. The closing price per share of our common stock on March 19, 2015 was $14.12.

On March 22, 2015, during a call from Mr. Plumb to a representative of Party A, Mr. Plumb informed Party A that the company intended to provide a revised draft merger agreement to Party A the following day and that Party A should not submit a revised offer at this time.

The following supplemental disclosure is added following the last sentence of the fourth full paragraph on page 34 of the definitive proxy statement concerning the Background of the Mergers:

Both drafts also contained the same provisions that had been in Party A’s initial March 3, 2015 draft, which would allow holders of OP Units to elect to either receive the same cash consideration in exchange for their OP Units that would be payable to the company’s stockholders or to convert such OP Units into units of a newly created Delaware limited liability company that provided an unspecified return from the surviving partnership, and for all outstanding shares of restricted stock to become fully vested in connection with the transaction. Additionally, as contemplated by Party A’s initial March 3, 2015 draft, both drafts provided that the corporate officers of the company prior to the merger would be the initial corporate officers of the surviving company after the merger.

The following supplemental disclosure is added following the fourth sentence of the second full paragraph on page 35 of the definitive proxy statement concerning the Background of the Mergers:

In discussing the proposed terms of the merger agreements, Mr. Sabin also noted that both drafts contained provisions which would allow holders of OP Units to elect to either receive the same cash consideration in exchange for their OP Units that would be payable to the company’s stockholders or to convert such OP Units into units of a newly created Delaware limited liability company that provided an unspecified return in the surviving partnership.

The following supplemental disclosure is added following the sixth sentence of the second full paragraph on page 35 of the definitive proxy statement concerning the Background of the Mergers:

Mr. Sabin explained that the company had been considering several potential financial advisors, including Morgan Stanley, with which the company had previous working relationships and were, accordingly, familiar with the company. The company had learned that two of these prospective financial advisors would potentially be advising either Party A or Blackstone in connection with its proposed acquisition of the company and decided not to retain them.

The following supplemental disclosure is added as a new paragraph immediately following the second full paragraph on page 36 of the definitive proxy statement concerning the Background of the Mergers:

On April 2, 2015, Mr. Plumb called a representative of Party A and told Party A to submit its best and final offer on April 6, 2015. During the call, the representative of Party A indicated that word on the street was that the other bidder had offered $15.25 per share and that the other bidder was not prepared to increase its offer. Mr. Plumb indicated that the company would continue to work with both Party A and the other bidder and that the company would select the offer that was the most favorable for its stockholders after Party A and the other bidder presented their respective best and final offers.

The following supplemental disclosure is added as a new paragraph immediately following the fifth full paragraph on page 36 of the definitive proxy statement concerning the Background of the Mergers:

In addition, on April 6, 2015, Latham & Watkins sent Simpson Thacher a draft term sheet setting forth the terms of the preferred units in the surviving partnership that certain holders of OP Units would have the right to elect instead of receiving the same cash consideration in exchange for their OP Units that would be payable to the company’s stockholders. The terms included a liquidation preference equal to the cash merger consideration, distributions at an annual rate of 5.5%, seniority to all other units of the surviving partnership, redemption at the option of the holder for cash equal to the liquidation preference plus accrued and unpaid distributions and certain voting right and tax protection provisions. On April 8, 2015, Simpson Thacher sent Latham & Watkins and the company a draft of the specific terms of the preferred units, and thereafter the terms of the preferred units were finalized.

The following supplemental disclosure is added immediately before the last sentence of the sixth full paragraph on page 36 of the definitive proxy statement concerning the Background of the Mergers:

In this meeting and in other conversations with Blackstone throughout the process, Mr. Sabin and Blackstone’s representatives did not engage in any discussion of potential future employment terms for Mr. Sabin or the other members of the company’s management team.

The following supplemental disclosure shall amend and restate in its entirety the third sentence of the third full paragraph on page 37 of the definitive proxy statement concerning the Background of the Mergers:

Management then reviewed the proposals that had been received from each of Party A and Blackstone and provided a summary of the material terms of the merger agreement (including, among other things, that the merger agreement would allow holders of OP Units to elect to either receive the same cash consideration in exchange for their OP Units that would be payable to the company’s stockholders or to convert their OP Units into preferred units in the surviving partnership and that all outstanding shares of restricted stock, whether vested or not vested, would become fully vested in connection with the transaction), the guaranty and the ancillary documents which had been negotiated with Blackstone. Drafts of the merger agreement, the terms of the preferred units, the guaranty and the ancillary documents had been provided to the board in advance of the meeting.

The following supplemental disclosure shall amend and restate in its entirety the fifth sentence of the third full paragraph on page 37 of the definitive proxy statement concerning the Background of the Mergers:

The board also discussed the interests of our directors and officers in the mergers that are different from, or in addition to, those of our stockholders generally, including their ownership of shares of restricted stock and OP Units and that Blackstone would provide the opportunity, subject to certain conditions, to exchange their OP Units for preferred units in the surviving partnership.

The following supplemental disclosure is added immediately following the seventh sentence of the third full paragraph on page 37 of the definitive proxy statement concerning the Background of the Mergers:

Prior to the board meeting, the company had been informed by representatives of Morgan Stanley that, as of April 7, 2015, Morgan Stanley held an aggregate interest of approximately 6.4% of the common units of The Blackstone Group L.P. and less than 1% of the common stock of the company, which interests, in each case, were held in connection with Morgan Stanley’s investment management business, wealth management business, including client discretionary accounts, or ordinary course trading activities, including hedging activities and that, as of April 7, 2015, investment funds managed by affiliates of Morgan Stanley, whose limited partners include third-party clients of Morgan Stanley, held limited partnership interests in certain entities managed by Blackstone or its affiliates. The company was also informed that no member of the Morgan Stanley deal team working on the transaction held any personal direct equity or, as applicable, partnership interests in the company or in private equity funds managed by The Blackstone Group L.P. or its affiliates. The company had also been informed that since January 2013 Morgan Stanley had provided certain financial advisory and financing services to The Blackstone Group L.P. and certain identified affiliate companies of The Blackstone Group L.P. and had received an aggregate of approximately $77 million of fees in connection therewith, that Morgan Stanley had also provided financial advisory and financing services to Blackstone portfolio companies and had received fees in connection with such services and that Morgan Stanley was then engaged on a number of financial advisory and financing assignments for Blackstone and certain of its affiliates and portfolio companies for which it would expect to receive customary fees. At the board meeting, the board was informed that Morgan Stanley had previously provided certain financial advisory and financing services to The Blackstone Group L.P. and certain identified affiliate companies and portfolio companies thereof and that Morgan Stanley held certain ownership interests in the company and The Blackstone Group L.P. and certain affiliates of The Blackstone Group L.P., but that no member of the Morgan Stanley deal team working on the transaction held any personal direct equity or, as applicable, partnership interests in the company or in private equity funds managed by The Blackstone Group L.P. or its affiliates.

The following supplemental disclosure shall amend and restate in its entirety the last sentence of the third full paragraph on page 37 of the definitive proxy statement concerning the Background of the Mergers:

After discussion, and taking into account the fairness opinion delivered by Morgan Stanley and other factors described below in greater detail under the heading “—Reasons for the Mergers,” including our board of directors’ belief that the merger is more favorable to our stockholders than other strategic alternatives available to the company, including remaining an independent public company, our board of directors unanimously adopted resolutions which, among other things, approved the mergers, the merger agreement and the other transactions contemplated by the merger agreement and resolved to recommend that our common stockholders vote for the approval of the merger and the merger agreement.

The following supplemental disclosure shall amend and restate in its entirety the third bullet point of the third full paragraph on page 41 of the definitive proxy statement concerning the Opinion of Our Financial Advisor:

•	reviewed certain financial projections prepared by our management and provided to Morgan Stanley on March 26, 2015 and March 30, 2015, relating to net operating income, funds from operations, which we refer to as FFO, and anticipated dividend distributions, as further described below;

The following supplemental disclosure is added immediately following the second sentence of the second full paragraph on page 44 of the definitive proxy statement concerning the Opinion of Our Financial Advisor:

The aggregate calendar year 2015 estimated net operating income for all properties provided by management was approximately $110.1 million. The range of market capitalization rates that were applied varied property-by-property, but on average implied a weighted average range across the portfolio of 6.13% to 6.63%.

The following supplemental disclosure is added following the first sentence of the third full paragraph on page 44 of the definitive proxy statement concerning the Opinion of Our Financial Advisor:

Morgan Stanley reviewed publicly available information to determine the sector average for general and administrative expense and the amount by which our general and administrative expense exceeded that average.

The following supplemental disclosure shall amend and restate in its entirety the second sentence of the first full paragraph on page 45 of the definitive proxy statement concerning the Opinion of Our Financial Advisor:

Based on publicly available information, Morgan Stanley identified the following thirteen publicly announced and completed transactions involving publicly traded strip-center REIT companies with a value of greater than $500 million and occurring since January 1, 2000:

The following supplemental disclosure is added following the first sentence of the last full paragraph on page 45 of the definitive proxy statement concerning the Opinion of Our Financial Advisor:

The premium or discount paid to the target companies’ unaffected stock prices that Morgan Stanley calculated for each of the precedent transactions used in its analysis was as follows:

Transaction Announcement Date	Transaction (Acquiror/Target)	Premium (Discount) to Unaffected Stock Price
October 2014	Edens LP / AmREIT	15.7%
February 2007	Centro Properties Group / New Plan Excel Realty Trust	8.7%
July 2006	Kimco Realty Corp. / Pan Pacific Retail Properties, Inc.	5.0%
July 2006	Centro Props. Group & Watt Commercial / Heritage Prop. Inv. Tr.	9.2%
December 2004	Centro Properties Group / Kramont Realty Trust	17.0%
December 2004	Kimco Realty Corporation & DRA Advisors / Price Legacy Corp.	1.1%
June 2003	Kimco Realty Corporation / Mid-Atlantic Realty Trust	7.6%
November 2002	Pan Pacific Retail Properties, Inc. / Center Trust, Inc.	27.1%
October 2002	Equity One Inc. / IRT Property Company	7.9%
September 2002	Developers Diversified Realty Corp. / JDN Realty	(12.3%)
September 2000	CalPERS & U.S. Retail Partners, L.L.C. / First Washington Realty Tr.	22.4%
May 2000	Heritage Property Investment Trust / Bradley Real Estate, Inc.	20.8%
December 1999	CV REIT, Inc. / Kranzco Realty Trust	39.0%

The following supplemental disclosure is added immediately following to the last sentence of the first paragraph on page 48 (which paragraph begins on page 47) of the definitive proxy statement concerning the Opinion of Our Financial Advisor:

As of April 7, 2015, Morgan Stanley held an aggregate interest of approximately 6.4% in the common units of The Blackstone Group L.P., which interests were held in connection with Morgan Stanley’s investment management business, wealth management business, including client discretionary accounts, or ordinary course trading activities, including hedging activities. Additionally, as of April 7, 2015, investment funds managed by affiliates of Morgan Stanley, whose limited partners include third-party clients of Morgan Stanley, held limited partnership interests in certain entities managed by Blackstone or its affiliates.

Terms of the New Partnership Preferred Units

As previously disclosed, in connection with the partnership merger, each OP Unit issued and outstanding immediately prior to the partnership merger effective time (other than OP Units owned by the surviving company which OP Units will be unaffected by the partnership merger and will remain outstanding as common units of the surviving partnership held by the surviving company) will be automatically converted into the right to receive $15.85, without interest and less any applicable withholding taxes.

Alternatively, in lieu of the cash merger consideration, each holder of such OP Units will be offered the opportunity to elect to convert all, but not less than all, of the OP Units that such limited partner owns into Series C preferred units on a one-for-one basis, if such limited partner meets the conditions described in the definitive proxy statement under the heading “The Merger Agreement—Treatment of Interests in Our Operating Partnership—OP Units.” The terms of the Series C preferred units are set forth in Exhibit A to the merger agreement and summarized in the definitive proxy statement. Exhibit A is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Forward Looking Statements:

This report, the proxy statement and the documents that we incorporate by reference therein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Also, documents we subsequently file with the Securities and Exchange Commission and incorporate by reference may contain forward-looking statements. In particular, statements pertaining to (1) the completion of the mergers on the terms summarized in the proxy statement and (2) our capital resources, portfolio performance and results of operations contain forward-looking statements. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	the failure to satisfy conditions to completion of the mergers, including receipt of stockholder approval;

•	the failure of the mergers to close for any other reason;

•	the occurrence of any change, effect, event, circumstance, occurrence or state of facts that could give rise to the termination of the merger agreement;

•	the outcome of the legal proceedings that have been, or may be, instituted against us and others following announcement of our entering into the merger agreement;

•	risks that the proposed transaction disrupts current plans and operations including potential difficulties in relationships with employees, tenants and partners;

•	the amount of the costs, fees, expenses and charges related to the mergers;

•	our exclusive remedy against the counterparties to the merger agreement with respect to any breach of the merger agreement being to seek payment of a termination fee in the amount of $250 million, which may not be adequate to cover our damages;

•	our limited ability to pay dividends to the holders of our common stock pursuant to the merger agreement;

•	adverse economic or real estate developments in the retail industry or the markets in which we operate;

•	changes in local, regional and national economic conditions;

•	our inability to compete effectively;

•	our inability to collect rent from tenants;

•	defaults on or non-renewal of leases by tenants;

•	increased interest rates and operating costs;

•	decreased rental rates or increased vacancy rates;

•	our failure to obtain necessary outside financing on favorable terms or at all;

•	changes in the availability of additional acquisition opportunities;

•	our inability to successfully complete real estate acquisitions;

•	our failure to successfully operate acquired properties and operations;

•	our failure to qualify or maintain our status as a REIT;

•	our inability to attract and retain key personnel;

•	government approvals, actions and initiatives, including the need for compliance with environmental requirements;

•	financial market fluctuations;

•	changes in real estate and zoning laws and increases in real property tax rates;

•	risks associated with security breaches and other disruptions to our information technology networks and related systems;

•	the effects of earthquakes and other natural disasters; and

•	lack of or insufficient amounts of insurance.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2014 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, each as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended.

EXHIBIT A

FORM OF

ARTICLE 18

SERIES C PREFERRED UNITS

Section 18.1      Designation and Number. A series of Partnership Units in the Partnership designated as the “5.50% Series C Cumulative Preferred Units” (the “Series C Preferred Units”) is hereby established. The number of Series C Preferred Units shall be [●]. The Series C Preferred Units shall be uncertificated.

Section 18.2      Distributions.

A.      Holders of Series C Preferred Units shall be entitled to receive, when, as and if authorized by the General Partner in its sole discretion, out of Available Cash, cumulative preferential distributions of Available Cash at 5.50% per annum on the $[●] [insert amount of Per Company Common Share Merger Consideration] liquidation preference of each Series C Preferred Unit (the “Distribution Rate”). Such distributions shall accrue and be cumulative from the Closing Date (as defined in the Agreement and Plan of Merger, dated as of April 9, 2015, by and among the Partnership and the other parties thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”)) and shall be payable quarterly in arrears on the last calendar day (or, if such day is not a Business Day, the next Business Day thereafter) of each March, June, September and December (each a “Distribution Payment Date”), commencing on the first such date after the Closing Date. The period from and including the Closing Date to but excluding the first Distribution Payment Date, and each subsequent period from and including a Distribution Payment Date to but excluding the next succeeding Distribution Payment Date, is hereinafter called a “Distribution Period”. Distributions shall be payable to holders of Series C Preferred Units of record as they appear in the transfer books of the Partnership at the close of business on the applicable record date (each, a “Record Date”), which shall be the 15th day of the calendar month in which the applicable Distribution Payment Date falls or such other date designated by the General Partner for the payment of distributions that is not more than thirty (30) nor less than ten (10) days prior to such Distribution Payment Date. The amount of any distribution payable for any Distribution Period, or portion thereof, shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

B.      Distributions on the Series C Preferred Units which are due but unpaid will accumulate quarterly, whether or not there is sufficient Available Cash for such distributions and whether or not such distributions are authorized. Accumulated but unpaid distributions on the Series C Preferred Units will accumulate as of the Distribution Payment Date on which they first become payable.

C.      If any Series C Preferred Units are outstanding, if and so long as the Partnership is in arrears with regard to the payment of any distributions upon the Series C Preferred Units in respect of any completed Distribution Period, (i) no distributions (other than distributions made in Series C Junior Units (as defined below) or options, warrants or rights to subscribe for or purchase Series C Junior Units) shall be authorized or paid or set apart for payment nor shall any other distribution be authorized or made upon any Series C Junior Units unless distributions sufficient to make up such arrearage shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past Distribution Periods, and (ii) no Series C Junior Units shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Partnership Units) by the Partnership (except by conversion into or exchange for Series C Junior Units or options, warrants or rights to subscribe for or purchase Series C Junior Units).

D.      If any Series C Preferred Units are outstanding, if and so long as distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Units, all distributions authorized upon the Series C Preferred Units shall be authorized and paid pro rata so that the amount of distributions authorized and paid per Series C Preferred Unit shall in all cases bear to each other the same ratio that accumulated distributions per Series C Preferred Unit bear to each other. No interest shall be payable in respect of any distribution payment or payments on Series C Preferred Units which may be in arrears.

E.      No distributions on the Series C Preferred Units shall be authorized by the General Partner or paid or set apart for payment by the Partnership at such times as any agreement of the Partnership, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

F.      Holders of Series C Preferred Units shall not be entitled to any distribution, whether payable in cash, property or Partnership Units in excess of full cumulative distributions on the Series C Preferred Units as described above. Any distribution authorized on the Series C Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to such Series C Preferred Units which remains payable.

G.      Notwithstanding anything herein to the contrary, so long as (i) the Partnership is not in arrears with regard to the payment of any distributions upon the Series C Preferred Units in respect of any completed Distribution Period and (ii) the Partnership shall have made all redemption payments then due to be paid to holders of the Series C Preferred Units under Section 18.4 hereof, the Partnership shall be permitted at any time to make distributions in-kind of assets, properties or securities to holders of Partnership Units other than Series C Preferred Units, and the holders of Series C Preferred Units shall not be entitled to participate in any such distributions.

Section 18.3      Liquidation Preference.

A.      Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, before any distribution or payment shall be made to holders of Series C Junior Units, notwithstanding anything in this Agreement to the contrary, including Section 13.2 hereof, each holder of Series C Preferred Units shall be entitled to receive and be paid out of the assets of the Partnership legally available for distribution to the Partners pursuant to this Agreement a liquidation preference per Series C Preferred Unit equal to $[●] [insert amount of Per Company Common Share Merger Consideration], plus an amount equal to any accumulated and unpaid distributions to but excluding the date of payment on the Series C Preferred Units held by such holder.

B.      In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Partnership are insufficient to pay the full amount of the liquidating distributions on all outstanding Series C Preferred Units, then such assets shall be allocated among the holders of Series C Preferred Units in proportion to the full liquidating distributions to which they would otherwise respectively be entitled.

C.      After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Units, as such, will have no right or claim to any of the remaining assets of the Partnership, shall cease to be Partners in respect of such Series C Preferred Units and the Series C Preferred Units shall be deemed cancelled.

D.      The consolidation or merger of the Partnership with or into any other partnership, corporation, trust or entity or of any other partnership, corporation, trust or other entity with or into the Partnership or the sale, lease or conveyance of all or substantially all of, the property or business of the Partnership, shall not be deemed to constitute a liquidation, dissolution or winding up of the Partnership for purposes of this Section 18.3.

Section 18.4.      Redemption at Holder’s Option for Cash.

A.      Commencing on the earlier of (i) the date the amount of “Total Capital” as reflected in the Partnership’s unaudited consolidated balance sheets for a calendar quarter is less than $100 million (a “Total Capital Shortfall Event”) and (ii) December 31, 2016 (or at any earlier time that the Partnership is a Subsidiary of a Person that is subject to taxation as a REIT with Publicly Traded common stock, or upon the earlier death of a holder of Series C Preferred Units, solely in respect of such holder’s estate), each holder of Series C Preferred Units (or such deceased holder’s estate only, as applicable) shall have the right (the “Preferred Redemption Right”) to require the Partnership to redeem on the Preferred Redemption Date (as defined below) all, but not less than all, of the Series C Preferred Units held by such holder at a redemption price per Series C Preferred Unit equal to $[●] [insert amount of Per Company Common Share Merger Consideration] plus an amount equal to any accumulated but unpaid distributions to but excluding the Preferred Redemption Date (the “Redemption Price”) in cash to be paid by the Partnership. The Preferred Redemption Right shall be exercised pursuant to a Notice of Redemption (as defined below) delivered to the General Partner by the holder of Series C Preferred Units who is exercising the redemption right. Except in the event of a Total Capital Shortfall Event or the death of a holder of Series C Preferred Units (in which event the Preferred Redemption Right shall be exercisable solely by such holder’s estate) prior to December 31, 2016, the Preferred Redemption Right shall only be available, and a Notice of Redemption in respect thereof may only be delivered once per annum during each January commencing January 2017. For purposes of this Article 18, (i) “Preferred Redemption Date” means the second to last Business Day of the fiscal quarter of the Partnership in which the General Partner receives the applicable Notice of Redemption pursuant to this Section 18.4 or, if the second to last Business

Day of such fiscal quarter is less than ten (10) Business Days from the date on which the General Partner receives the applicable Notice of Redemption pursuant to Section 18.4, then the second to last Business Day of the next subsequent fiscal quarter of the Partnership and (ii) “Publicly Traded” means listed or admitted to trading on New York Stock Exchange LLC, NYSE MKT LLC, The Nasdaq Stock Market LLC or another national securities exchange, or any successor to the foregoing.

B.      In the event any applicable redemption date shall not be a Business Day, then payment of the Redemption Price need not be made on such redemption date but may be made on the next succeeding Business Day with the same force and effect as if made on such applicable redemption date and no interest, additional distributions or other sum shall accrue on the amount payable for the period from and after such redemption date to such next succeeding Business Day.

C.      If notice of redemption of any Series C Preferred Unit has been given and if the funds necessary for such redemption have been set aside by the Partnership for the benefit of the holders of any such Series C Preferred Units so called for redemption, then (i) on and after the applicable redemption date, distributions will cease to accrue on such Series C Preferred Units and (ii) on and after the date of such notice and the date such funds have been set aside, such Series C Preferred Units shall be deemed to be no longer outstanding and all rights of the holders of such Series C Preferred Units will terminate, except the right to receive the Redemption Price.

D.      On the applicable date of redemption, (i) the holders of Series C Preferred Units redeemed pursuant to this Section 18.4, (1) shall have no further rights in respect of such redeemed Series C Preferred Units (including without limitation any right to receive any distributions paid after the applicable date of redemption), other than the right to receive the Redemption Price, and (2) shall no longer be Partners in respect of such redeemed Series C Preferred Units and (ii) any redeemed Series C Preferred Units shall no longer be deemed to be outstanding, whether or not any certificates (if any) representing such Series C Preferred Units shall have been received by the Partnership.

E.      In the event the General Partner (or its direct or indirect parent) is (as the result of any merger, acquisition or otherwise) a REIT with Publicly Traded equity securities, the General Partner shall have the right to amend this Section 18.4 and any provision of this Agreement as necessary to provide the REIT the option, in lieu of paying the Redemption Price in cash, to issue an amount of Publicly Traded stock in such public REIT with a fair market value at the time of redemption, as determined by the General Partner in good faith, equal to the Redemption Price to any redeeming holders of Series C Preferred Units; provided that this right of substitution shall be available only if the shares of stock to be issued to such holder of Series C Preferred Units pursuant hereto are registered with the Securities and Exchange Commission for immediate resale by the redeeming holder of Series C Preferred Units.

F.      For purposes of this Article 18, “Notice of Redemption” means a notice substantially in the following form:

“The undersigned hereby irrevocably (i) elects to redeem all of the undersigned’s Series C Preferred Units in [Name of Partnership] in accordance with the terms of Article 18 of the Second Amended and Restated Agreement of Limited Partnership of [Name of Partnership], as amended, restated, supplemented or otherwise modified from time to time, and, the redemption right referred to in Section 18.4 thereof, (ii) surrenders such Series C Preferred Units and all right, title and interest therein, for redemption pursuant to such provisions, and (iii) directs that the Redemption Price deliverable upon exercise of such redemption right pursuant to Section 18.4 thereof be delivered to the undersigned at the address specified below.

Dated:
Name of Limited Partner:

(Signature of Limited Partner)

(Street Address)

	(City)	(State)	(Zip Code)

(Social security or tax identification number)

Section 18.5      Redemption at Partnership’s Option.

A.      Commencing on the fifth anniversary of the Closing Date, the Partnership shall have the right, in its sole discretion and from time to time (the “Partnership Redemption Right”), to redeem all or any portion of the Series C Preferred Units then outstanding, for a cash redemption price per Series C Preferred Unit equal to the Redemption Price. The Partnership shall exercise the Partnership Redemption Right by providing each record holder of Series C Preferred Units not less than ten (10) days’ nor more than sixty (60) days’ prior written notice of the applicable date of redemption. Such notice shall include (i) the number of Series C Preferred Units to be redeemed from each such holder, (ii) the applicable Redemption Price, (iii) the applicable date of redemption and (iv) that distributions on the Series C Preferred Units to be redeemed shall cease to accrue on such redemption date. No failure to give or defect in such notice or defect in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series C Preferred Units except as to the holder of Series C Preferred Units to whom notice was defective or not given.

B.      If the Partnership redeems less than all of the outstanding Series C Preferred Units pursuant to any exercise of the Partnership Redemption Right under this Section 18.5, the Series C Preferred Units to be redeemed may be determined by the General Partner pro rata from the record holders of Series C Preferred Units (with any appropriate adjustments in the

General Partner’s sole discretion to avoid redemption of fractions of Partnership Units), or by any other equitable manner determined by the General Partner in its reasonable discretion.

C.      In the event any applicable redemption date shall not be a Business Day, then payment of the Redemption Price need not be made on such redemption date but may be made on the next succeeding Business Day with the same force and effect as if made on such applicable redemption date and no interest, additional distributions or other sum shall accrue on the amount payable for the period from and after such redemption date to such next succeeding Business Day.

D.      If notice of redemption of any Series C Preferred Unit has been given and if the funds necessary for such redemption have been set aside by the Partnership for the benefit of the holders of any Series C Preferred Units so called for redemption, then (i) on and after the applicable redemption date, distributions will cease to accrue on such Series C Preferred Units and (ii) on and after the date of such notice and the date such funds have been set aside, such Series C Preferred Units shall be deemed to be no longer outstanding and all rights of the holders of such Series C Preferred Units will terminate, except the right to receive the Redemption Price.

E.      On the applicable date of redemption, (i) the holders of Series C Preferred Units redeemed pursuant to this Section 18.5, (1) shall have no further rights in respect of such redeemed Series C Preferred Units (including without limitation any right to receive any distributions paid after the applicable date of redemption), other than the right to receive the applicable Redemption Price, and (2) shall no longer be Partners in respect of such redeemed Series C Preferred Units and (ii) any redeemed Series C Preferred Units shall no longer be deemed to be outstanding, whether or not any certificates (if any) representing such Series C Preferred Units shall have been received by the Partnership.

Section 18.6      Ranking. Notwithstanding any provision of this Agreement, including any amendments made hereto after the Closing Date, the Series C Preferred Units shall, with respect to rights to the payment of distributions and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, rank senior to all other series or classes of Partnership Units (all of which are referred to collectively as “Series C Junior Units”).

Section 18.7      Voting Rights.

A.      The holders of Series C Preferred Units shall have no voting rights whatsoever on any matter relating to the Partnership, whether under this Agreement, the Act, at law, in equity or otherwise, except as expressly set forth in this Section 18.7.

B.      So long as Series C Preferred Units with at least $2.5 million in aggregate liquidation preference remain outstanding, the affirmative vote or consent of the holders of at least a majority of the Series C Preferred Units, outstanding at the time, given in person or by proxy, either in writing (without prior notice and without a vote) or at a meeting (voting as a single class) will be required to amend, alter or repeal the provisions of this Article 18 or the Applicable Provisions, whether by merger or consolidation or otherwise (an “Event”), so as to permit the Partnership to either (i) authorize, create or issue any class or series of Partnership

Units ranking senior to or on a parity with the Series C Preferred Units with respect to rights to the payment of distributions and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership (“Senior/Parity Units”), (ii) reclassify any authorized Partnership Units into Senior/Parity Units, (iii) authorize, create or issue any obligation or security convertible into or exchangeable for or evidencing the right to purchase any Senior/Parity Units or (iv) materially and adversely affect any other right, preference, privilege or voting power of the Series C Preferred Units or the holders thereof with respect to this Article 18 or the Applicable Provisions; provided however, that so long as the Series C Preferred Units remain outstanding with the terms thereof (including all rights provided for in this Article 18) materially unchanged, taking into account that, upon the occurrence of an Event, the Partnership may not be the surviving entity, the occurrence of such Event shall not be deemed for purposes of clause (iv) to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series C Preferred Units, and in such case such holders shall not have any voting rights with respect to the occurrence of such Event so long as no such vote would be required under any of clauses (i), (ii) or (iii). Holders of Series C Preferred Units shall not be entitled to vote with respect to (1) any amendment, supplement or modification of any term or provision of this Agreement, other than as expressly provided in the immediately preceding sentence, or (2) the creation or issuance of any Series C Junior Units. Except as set forth herein, holders of Series C Preferred Units, whether in their capacities as Partners or otherwise, shall not have any voting rights whatsoever, including any voting right that may otherwise arise under this Agreement, the Act, at law, in equity or otherwise, and the consent of the holders shall not be required for any action, including the taking of any partnership action, including an Event, regardless of the effect that such partnership action or Event may have upon the powers, preferences, voting power or other rights or privileges of the Series C Preferred Units. For purposes of this Article 18, “Applicable Provisions” means the following provisions of this Agreement: Sections 2.4, 4.1, 8.1, 8.2, 8.3, 9.1, 9.3, Article X, Sections 11.1, 11.3 (other than the proviso to the first sentence of Section 11.3.A) and 11.4 and Article XII and, in each case, the definitions relating thereto.

C.      The foregoing voting provisions of this Section 18.7 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series C Preferred Units shall have been redeemed or called for redemption upon proper notice pursuant to Section 18.4 or Section 18.5 and sufficient funds, in cash or securities, as applicable, shall have been deposited to effect such redemption. If the Partnership shall enter into a definitive agreement with respect to a merger or consolidation with a third party, the Partnership may exercise the Partnership Redemption Right either prior to or after the fifth anniversary of the Closing Date.

D.      In any matter in which the holders of Series C Preferred Units may vote or act by written consent (as expressly provided herein), each Series C Preferred Unit shall be entitled to one vote.

Section 18.8      Transfer Restrictions. The Series C Preferred Units are subject to the restrictions on “transfer” contained in Article 11.

Section 18.9.      No Conversion Right. The Series C Preferred Units shall not be convertible into any other Partnership Interests or capital stock of the Company or any of its Subsidiaries.

Section 18.10      No Sinking Fund. No sinking fund shall be established for the retirement or redemption of Series C Preferred Units.

Section 18.11      Allocations. Notwithstanding anything contained in this Agreement to the contrary, to the fullest extent permitted by applicable law (i) each holder of Series C Preferred Units shall be deemed to have a Capital Account as of the Closing Date equal to the product of $[●] [insert amount of Per Company Common Share Merger Consideration] multiplied by the number of Series C Preferred Units held by such holder; (ii) the Partnership’s net income and gain shall first be allocated to the holders of the Series C Preferred Units each year until the aggregate amount of net income and gain allocated to each of the holders of Series C Preferred Units is equal to the sum of all distributions paid to such holder pursuant to Section 18.2 from the Closing Date to the date of such allocation plus any losses allocated to such holder pursuant to this Section 18.11 from the Closing Date to the date of such allocation; (iii) all remaining net income and gain of the Partnership shall be allocated to the holders of Partnership Interests other than the Series C Preferred Units; (iv) all losses of the Partnership shall be allocated to the holders of the Partnership Interests other than the Series C Preferred Units until the Adjusted Capital Account of each such holder of such Partnership Interests has been reduced to zero; (v) losses of the Partnership next shall be allocated to the holders of Series C Preferred Units until the Adjusted Capital Accounts of each such holder of such Series C Preferred Units has been reduced to zero; and (vi) any remaining losses of the Partnership shall be allocated to the General Partner. Allocations to Partners other than the holders of Series C Preferred Units shall be made among such other Partners in accordance with Article 6 of this Agreement.

Section 18.12      Tax Protections.

A.      Contributors. Each holder of Series C Preferred Units identified on Exhibit F [attached to this Exhibit A as Schedule A] attached to this Agreement (each a “Contributor”) shall be entitled to tax protections identified in this Section 18.12.1

B.      Section 704(c) Method. The Partnership shall use the “traditional method” (without any curative or remedial allocations) as set forth in Treasury Regulation Section 1.704-3(b) with respect to the Excel Centre property (the “Restricted Property”).

C.      Restriction on Sales of Restricted Property. During the period commencing on the Closing Date and ending on December 31, 2018 (the “Tax Protection Period”), the Partnership shall not, without the consent of each of the Contributors, (i) sell,

[1]	Note: Such holder shall not be deemed to be a Contributor under this Section 18.12, except if such holder, prior to the Partnership Merger Effective Time (as defined in the Merger Agreement) has agreed with the Partnership and the Company to terminate Section 1.9 of such holder’s Contribution Agreement (OP Units), dated December 24, 2009, with the Partnership, as amended by First Amendment to Contribution Agreement (OP Units), dated as of April 21, 2010, such termination to be in form and substance reasonably satisfactory to Parent (as defined in the Merger Agreement).

convey, transfer or otherwise dispose of, voluntarily or involuntarily, all or any portion of the Restricted Property or any interest therein, or (ii) enter into any merger, combination, consolidation or similar transaction in which the Series C Preferred Units held by the Contributors are required to be redeemed or otherwise disposed of, in either case (under clause (i) or (ii)) in a transaction that would result in the recognition of taxable gain by the Contributors, unless the Partnership pays to each Contributor the Make Whole Payment (as defined below). This limitation will not prevent transfers of the Restricted Property, including without limitation certain transfers pursuant to Sections 1031, 1033 or any other provision of the Code, that do not result in the recognition of taxable gain by the Contributors, provided the limitations described in this provision shall apply to the property (or interests) received in such transfers.

D.      Debt Opportunity. During the Tax Protection Period, (i) the Partnership shall use commercially reasonable efforts to maintain nonrecourse financing in the amounts (the “Aggregate Required Debt Amounts”) set forth on Exhibit F attached to this Agreement and (ii) in the event that nonrecourse liabilities allocated to a Contributor are less than such Contributor’s applicable portion of the Aggregate Required Debt Amount (such portion, which shall be set forth on Exhibit F with respect to each Contributor, the “Required Debt Amount”), the Partnership shall provide written notice of such shortfall to each Contributor, and upon demand by an applicable Contributor, use commercially reasonable efforts to make available to such Contributor the opportunity to provide guarantees of its “Qualifying Debt” in an amount up to the Required Debt Amount in a form (which may set forth a “bottom dollar” guarantee) to be provided by the Partnership and subject to the approval of such Contributor not to be unreasonably withheld. The Contributors’ guarantees shall not be subordinated to any other guarantees of the same debt. The Partnership makes no representation or warranty to the Contributors that any guarantee entered into by a Contributor pursuant to this clause (D) shall be respected for federal income tax purposes so as to enable a Contributor to be considered to have the “economic risk of loss” with respect to the indebtedness guaranteed by such Contributor for purposes of Code Sections 752, 465 or otherwise; provided, however, that the Partnership shall treat the Contributors as having economic risk of loss for U.S. federal income tax reporting purposes with respect to the indebtedness guaranteed by such Contributor for purposes of Code Sections 752, 465 and any other applicable provision of the Code and shall take no position inconsistent therewith on any tax return, audit, or tax proceeding until such time as the Partnership’s tax accountants or other tax advisors are unable to reach at least a “more likely than not” level of comfort that under the applicable law, the guarantees provide each Contributor with the economic risk of loss with respect to the indebtedness guaranteed. To the extent multiple parties seek to enter into guarantees of the type described in this clause (D), the available Qualifying Debt of the Partnership shall be allocated among such parties on a pro rata basis, in a manner to be determined by the General Partner in its sole discretion.

The Partnership will have the ability to refinance or, subject to the requirement to use commercially reasonable efforts to maintain the Aggregate Required Debt Amounts, repay any secured debt obligation; provided, that the Contributors receive advance written notice of such refinancing or repayment and, in the event that nonrecourse liabilities allocated to a Contributor following such refinancing or repayment are less than such Contributor’s Required Debt Amount, the Company uses commercially reasonable efforts to provide each Contributor with the opportunity, at its election, to guarantee debt in an amount not less than the Required Debt Amount in connection with any such refinancing or repayment.

For these purposes, “Qualifying Debt” means indebtedness of the Partnership that meets both (x) either condition (1) or condition (2) below and (y) condition (3) below:

(1)      It is unsecured debt of the Partnership (or any entity disregarded as separate from the Partnership for federal income tax purposes) with respect to which the lender has recourse, without limitation, to all assets of the Partnership (or such entity disregarded as separate from the Partnership for federal income tax purposes), provided that such debt is not junior to any other unsecured debt of the Partnership (or such entity disregarded as separate from the Partnership for federal income tax purposes); or

(2)      (x) It is debt of the Partnership (or any entity disregarded as separate from the Partnership for federal income tax purposes) secured by real property (“Collateral”) with a value, as determined in good faith by the Partnership, at least equal to 150% of the loan balance at the time of any guarantee or at the time any subsequent guarantee of such debt is incurred by another party, provided that if interest on such debt is not required to be paid at least annually or if the documents evidencing such debt permit the borrower to borrow additional amounts that are secured by the Collateral, the outstanding principal amount of such debt will include the maximum amount that could be so added to the principal amount of such debt, and (y) the Collateral does not provide security for another debt (other than another Qualifying Debt) that ranks senior to, or pari passu with, the debt described in clause (x) above. For purposes of determining whether clause (2)(y) has been satisfied in situations where one or more potential Qualifying Debt are secured by more than one item of Collateral, the Partnership will allocate such liabilities among such items of Collateral in proportion to their relative fair market values (as determined in good faith by the General Partner); and

(3)      In any event such indebtedness is provided by a lender that (x) does not have an interest in the Partnership and (y) is not related to the Partnership or the Contributor within the meaning of Section 465(b)(3)(C) of the Code.

Debt which satisfies requirement (1) or (2) above will not be Qualifying Debt if and when there is another guarantee by any Person (other than the Partnership) with respect to the same indebtedness that is prior to (i.e., with less economic risk) the guarantee provided by the Contributor pursuant to this clause (D), unless the requirements of clause (2) are met with respect to such debt taking into account all such other guarantees.

E.      Indemnification With Respect to Clauses (C) and (D). If the Partnership does not comply with its obligations under clauses (C) or (D) of this Section 18.12 with respect to an applicable Contributor, it shall make a payment (the “Make Whole Payment”) to such Contributor. If such payment relates to the Partnership’s failure to comply with its obligations under clause (C), the Make Whole Payment will be equal to (i) the amount of gain or income recognized by such Contributor (under Section 704(c) of the Code to the extent the event triggering such payment obligation was a sale or other disposition of the Restricted Property) multiplied by the then highest combined federal and applicable state tax rates applicable to such Contributor with respect to such gain or income for the year in which such gain or income is recognized, plus (ii) an amount equal to the combined federal and applicable state income tax imposed on such Contributor (calculated as described above) as a result of the payments made to such Contributor under clause (i) above and this clause (ii) (this clause (ii), the “Gross-Up Amount”). If such payment relates to the Partnership’s failure to comply with its obligations under clause (D), the Make Whole Payment will be equal to (x) the amount of any gain or income recognized by such Contributor in respect of such failure multiplied by the then highest combined federal and applicable state tax rates applicable to such Contributor with respect to such gain or income for the year in which such gain or income is recognized, plus (y) the Gross-Up Amount. For the avoidance of doubt, the Partnership shall be considered to have satisfied its obligations with respect to clause (D) and therefore have no liability thereunder for a breach, if it offers a Contributor an opportunity to guarantee debt in accordance with the terms of clause (D) and such Contributor fails to accept such opportunity. Anything to the contrary in this Agreement notwithstanding, the sole and exclusive rights of each Contributor for a breach or violation of this provision by the Partnership shall be a claim for damages against the Partnership, computed as set forth in this clause (E) and Contributor shall not be entitled to pursue a claim for specific performance of clauses (C) or (D) of this Section 18.12 by the Partnership or bring a claim against any other Person.

F.      No Limitations After Expiration of Tax Protection Period; Sole and Exclusive Remedy. After the expiration of the Tax Protection Period, (i) clauses (A), (B), (C), (D) and (E) of this Section 18.12 shall terminate, be null and void and of no further force and effect, (ii) neither the Partnership nor the General Partner nor any Subsidiary of the Partnership shall be under any restriction or limitation, to the fullest extent permitted by law, as to the actions it can take with respect to the Restricted Property or any indebtedness of the Partnership or any Subsidiary of the Partnership, regardless of the tax consequences that such action (or any failure to act) might have for one or more Contributors, and (iii) neither the Partnership nor the General Partner shall have any duty to consider or compensate for tax consequences to the Contributors of any action (or failure to act) with respect to the Restricted Property or any indebtedness of the Partnership or any Subsidiary of the Partnership occurring after expiration of the Tax Protection Period.

Section 18.13      Miscellaneous.

A.      The holders of Series C Preferred Units shall not have any preferences or other rights, voting powers, restrictions, rights as to distributions, qualifications or terms or conditions of redemption other than as expressly set forth in the Applicable Provisions and this Article 18.

B.      Notwithstanding any other provision of this Agreement or this Article 18 or otherwise applicable provision of law or equity, whenever in this Article 18 the General Partner is permitted or required to make a decision in its (i) “sole discretion”, the General Partner shall be entitled to consider only such interests and factors as it desires, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the holders of Series C Preferred Units, or (ii) in its “good faith” or under another expressed standard, the General Partner shall act under such express standard and shall not be subject to any other or different standards.

SCHEDULE A

FORM OF EXHIBIT F

Name	Required Debt Amount
Gary Sabin	$350,000
James Y. Nakagawa	$350,000
S. Eric Ottesen	$350,000
Mark T. Burton	$350,000

Aggregate Required Debt Amounts: $1,400,000